Exhibit 23.5

CONSENT OF INTERNATIONAL BUREAU OF AVIATION

CONSENT OF International Bureau of Aviation (‘‘IBA’’)

As an aviation consulting firm, we hereby consent to the use of any data supplied by us and contained in this Registration Statement on Form S-1, as amended, which references our company as the source of such data and to all references to our company included in such Registration Statement. We also consent to the reference to us under the heading ‘‘Experts’’ in the Registration Statement.

We consent to the above on the condition that the aforementioned data or references are not further added to or altered (but may be deleted) without the prior consent of IBA.

Mark Wooller
Head of Consultancy Services
IBA Group Ltd

Meadowcroft House
180 Balcombe Road
Horley, Surrey
RH6 9AE
UK
January 31st, 2007